Exhibit 99.3
Americans are asking for help with the rising cost of prescription drugs.
Moving forward as one company, Express Scripts and Medco will continue to make medicines safer and more affordable while improving health outcomes for those we serve. By driving waste and inefficiency out of the healthcare system, we eliminate billions in unnecessary costs and provide the quality care our patients deserve.
Together, we’ll continue doing what’s right for America.
The right merger. The right time. The right benefits.
For more information, visit BetterRxCare.com
© 2011 Express Scripts, Inc. All Rights Reserved 11-2573

Working together, Express Scripts and Medco will combine our complementary strengths to deliver innovative solutions that help lower the cost of prescription drugs for millions of people. Moving forward as one company, we’ll continue doing what’s right for America.
The right merger. The right time. The right benefits.
For more information, visit BetterRxCare.com
© 2011 Express Scripts, Inc. All Rights Reserved 11-2574

Americans are asking for help with the rising cost of prescription drugs.
Moving forward as one company, Express Scripts and Medco will continue to make medicines safer and more affordable while improving health outcomes for those we serve. By driving waste and inefficiency out of the healthcare system, we eliminate billions in unnecessary costs and provide the quality care our patients deserve.
Together, we’ll continue doing what’s right for America.
The right merger. The right time. The right benefits.
For more information, visit BetterRxCare.com
© 2011 Express Scripts, Inc. All Rights Reserved 11-2575